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Chico’s FAS, Inc.

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The following materials may be provided to stockholders of Chico’s FAS, Inc.:
Dear Shareholders,
I am excited to report to you this year the many ways Chico’s FAS is changing for the better in a rapidly evolving retail environment. The achievements and efforts that are underway and described in this annual report reflect our strong focus on discipline and results, and the commitment of the Chico’s FAS Board of Directors and management team to driving profitable growth and value creation for our shareholders.

In December 2015, the Board hired Shelley Broader as Chief Executive Officer and President. Shelley brings a remarkable track record to Chico’s FAS, and has a keen understanding of how to engage consumers and partner with suppliers to drive value in a competitive retail environment. Shelley’s appointment was the result of an extensive search process. After interviewing several strong candidates in the second half of 2015, it became abundantly clear that Shelley’s retail industry expertise, management skills and appreciation for superior service distinguished her as the ideal leader for Chico’s FAS.

Within just three months of joining Chico’s FAS, Shelley introduced four focus areas for the organization. The Board is confident that these areas of focus will complement and build upon the cost-cutting and other strategic actions that the Company had already begun to pursue. New initiatives to improve the Company’s supply chain, enhance marketing efforts and leverage non-merchandise procurement are expected to reduce complexity and standardize processes across the organization, thereby improving the Company’s ability to respond in real-time to changes in customer demand for merchandise. The initiatives are expected to generate approximately $65 million to $85 million in annualized savings.

With shareholders’ perspectives top of mind, your Board has continued to evaluate how best its board composition and governance structure can drive value. In May 2016, we announced that Bonnie Brooks, Vice Chairman of Hudson’s Bay Company, and Bill Simon, the former President and Chief Executive Officer of Walmart U.S., have been nominated to stand for election to the Company’s Board at the 2016 Annual Meeting of Shareholders. Bonnie’s considerable apparel, merchandising, and turnaround expertise and Bill’s impressive track record of driving cost-efficient operations with other leading retailers will contribute to the progress we are making.

The Board has announced its intention to recommend “FOR” a Company-sponsored proposal to declassify the Board over a three-year period, such that the entire Board would stand for election at the 2019 Annual Meeting. We also adopted a formal policy limiting directors to service on four public company boards of directors, in addition to the Chico’s FAS Board. These governance enhancements further exemplify our desire to embrace change as we seek to improve all aspects of our business and organization.

While pointing with pride to our accomplishments, we understand there is more to do. Although every day brings a new challenge, we are optimistic about the future and, like all great retailers, continue to innovate for the benefit of all of our stakeholders, including our valued customers.

Thank you for your continued interest and your investment in Chico’s FAS. We have an exceptional team with a passionate commitment to our mission. On behalf of the entire Board, I am honored to work with the extraordinary men and women of Chico’s FAS, and we are all honored to work for you, our shareholders.

Sincerely yours,

DAVID F. WALKER
Chair of the Board June 3, 2016

Dear Shareholders,
2015 was a year of significant accomplishment and change for our company, and I am honored to have been appointed to lead our three iconic and powerful brands, Chico’s, White House Black Market, and Soma. During the year, in addition to my appointment as Chief Executive Officer and President, the company took the following definitive actions to reshape our overall cost structure in order to support our profitability in what has continued to be a challenging retail environment:

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Slowing square footage growth, including announcing plans to close approximately 170 to 175 stores through 2017. These actions are expected to result in $65 million of cost savings, with approximately $20 million achieved in 2015, and improved store productivity over time.

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Implementing an organizational realignment to better allocate our resources to long-term growth opportunities, resulting in a 12% reduction of our headquarters and field management employee base, generating $38 million of annualized savings. While a difficult decision given the impact on these employees, an efficient and focused organization is necessary for sustained success, particularly in competitive and promotional industries like retail.

•	Reducing capital expenditures by 40% in fiscal 2015 compared to our prior three-year average.

•	Divesting non-core brand operations, including Boston Proper, resulting in a 100 basis increase in our operating margins.

These cost reduction actions built on the more disciplined inventory management controls that Chico’s FAS put in place following Todd Vogensen’s appointment as Chief Financial Officer. Under his leadership in fiscal 2015, we achieved gross margin improvement and average on-hand inventories declined year-over-year. Our commitment to a disciplined cost structure served us well during 2015, as we were able to achieve record sales and gross margin in the first half of the year, and continued to improve merchandise margin leverage in the second half, despite a slowing sales environment.

However, we can’t cut our way to growth, and to maintain our competitive differentiators, including our leading brands and loyal customer base, we recognize that we must do business better, not just leaner. In this regard, we also took action during the past year to further improve our personalized customer service capabilities, which have long set our brands apart and have been key contributors to our success. These 2015 personalized customer service initiatives include the:

•	Implementation of a new point-of-sale system to over 1,500 of our stores this year, laying the foundation for further omni-channel capabilities; and

•	Development of a new Client Book iPad application for our associates, which allows them to access our wealth of customer purchase history, enabling more personalized service.

The improvements we accomplished in 2015 are significant. But as both a retailer and as a shopper, I know we can do more and can do it even better. Since I joined Chico’s FAS in December 2015, I have taken a deep dive into the business to identify additional opportunities to expand operational efficiencies and strengthen brand leadership. This study has reinforced my confidence in Chico’s FAS, each of three brands and in our ability to drive significant growth and value creation.

I have been incredibly impressed with the level of talent, passion, and commitment that I have seen from our associates across the company. I have also been inspired by the loyalty, dedication, and enthusiasm that I see from our customers in all three of our brands. Chico’s is an iconic brand with a cult-like following. White House Black Market, with its aspirational and sophisticated styles, fills a niche for fashionable women. And Soma has an enviable position that caters to a vastly underserved market. The challenge I’ve given myself and our team is to take a fresh look at our strategic vision and long-range plans to ensure that we are fully capitalizing on these brands and their strengths given retail’s new reality.

In February 2016, I introduced four focus areas that I believe will take us down this path, helping us to drive better and more consistent performance across our brand portfolio, accelerate our ability to achieve double-digit operating margins, and fortify our brands’ relationships with new and existing customers. These focus areas include:

•	Evolving the customer experience to better integrate the digital and physical retail environments and to enable a more agile supply chain;

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Strengthening the position of each brand, including articulating and executing against a clear role in the marketplace for each brand and its related merchandise, leveraging the connection we have with our loyal customers, attracting new customers, and continuing to deliver unparalleled service;

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Leveraging actionable retail science by using Chico’s FAS’s vast amounts of data to develop algorithms and predictive analytics that enable real-time decision-making and improve how we go to market, stock product, and interact with customers; and

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Sharpening our financial principles to drive further cost savings across the company through the shared service model, the combination and negotiation of contracts, a more effective use of marketing dollars and modernizing processes, among other areas.

Our work in each of these areas is just beginning. Specific plans and metrics to measure and track our performance are now being defined. Yet I know from my experience at other leading, global retailers and from my insights gleaned here already, that as we execute on these opportunities, Chico’s FAS has an exciting future and significant growth ahead. We believe our stock represents an attractive investment opportunity. We returned $334 million to shareholders through dividends and share repurchases over the last year, have returned over $1 billion since 2010 when our repurchase program began, and you can expect us to continue to be active in this regard.

As we transition into fiscal 2016, we will be focused on driving improved results, enhancing profitability, and increasing shareholder value. The ongoing evolution of the retail industry has led to a challenging period for many apparel retailers. We embrace this change, and we believe that we are well positioned to succeed in this quickly changing environment. We believe that by evolving the customer experience, strengthening our brands’ positions, leveraging actionable retail science, and sharpening our financial principles, we will win in this new reality.

I am truly excited to be here at the right time to be able to use the skill sets that I have acquired in my 25 years of retail experience to propel this company and its powerful brands forward.

On behalf of our Board of Directors and nearly 23,000 associates, I thank you for your continuing support.

Sincerely,
SHELLEY BROADER
CEO and President March 8, 2016

ABOUT CHICO'S FAS, INC.

The Company, through its brands - Chico's, White House Black Market, and Soma is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of April 30, 2016, the Company operated 1,517 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates," "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The

Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Additional Information

Chico's FAS, its directors and certain of its executive officers are participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company's 2016 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.chicosfas.com, by writing to Chico's FAS at 11215 Metro Parkway, Fort Myers, FL 33966, or by calling the Company's proxy solicitor, Innisfree, toll-free at (877) 825-8971.

Contacts:

Investors:
Jennifer Powers
Vice President - Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Arthur B. Crozier / Jennifer M. Shotwell / Jonathan E. Salzberger
Innisfree M&A Incorporated
(212) 750-5833

Media:
Barrett Golden / Leigh Parrish / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449